EXHIBIT 3


                               OPTION AGREEMENT

            THIS OPTION AGREEMENT (this "Agreement") dated as of November 22, 1999, is entered into between Mark E. Leyerle ("ML") and CCG CHARITABLE REMAINDER UNITRUST #1 ("CCG").

                                  WITNESSETH:

            WHEREAS, ML, Shannon L. Leyerle, Crimson CCG Capital Management, LLC, Richard L. Davis, CCG Venture Partners, LLC, Christian Capital Group, Ltd., CCG, Teresa K. Davis, Davis Interests, Ltd., and RDTD, Inc. are parties to that certain Termination Agreement dated as of even date herewith (the "Termination Agreement"); and

            WHEREAS, this Agreement is delivered in connection with and is required by the Termination Agreement;

            NOW, THEREFORE, in consideration of the mutual agreements herein contained and other consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1.    OPTION.

            (A) GRANT OF OPTION. Subject to the terms and conditions of this Agreement, ML shall have the right and option (the "Option") at any time prior to November 22, 2009, to purchase and accept from CCG 555 shares of North American Technologies Group, Inc. ("NATK") Series F Convertible Preferred Stock (along with 4,150 Series F Warrants which were attached to the Series F Preferred Stock shares when they were originally purchased) and 100 shares of NATK Series G Convertible Preferred Stock, Subseries I (the "Option Interest"). The Option Interest in the Series F Convertible Preferred Stock (the "Class F Option Interest") must be purchased in its entirety in a single transaction. Similarly, the Option Interest in the Series G Convertible Preferred Stock, Subseries I (the "Class G Option Interest") must be purchased in its entirety in a single transaction. However, the Class F Option Interest and the Class G Option Interest may be purchased in separate transactions at different times.

            (B) OPTION EXERCISE PRICE. The purchase price for the Class F Option Interest to be paid in cash by ML on the Option Closing Date, upon the exercise of the Option by ML pursuant to, and in accordance with, Section 2(c) of this Agreement, shall be an amount equal to Thirty Seven Thousand Four Hundred Sixty Two Dollars ($37,462.00). The purchase price for the Class G Option Interest to be paid in cash by ML on the Option Closing Date, upon the exercise of the Option by ML pursuant to, and in accordance with, Section 2(c) of this Agreement, shall be an amount equal to Seven Thousand Six Hundred Seventy-Five Dollars ($7,675.00).
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            (C) EXERCISE OF OPTION. The Option may be exercised by ML at any time prior to November 22, 2009. ML shall exercise the Option by delivering written notice to CCG at least three (3) business days prior to the Option Closing Date, stating that ML is exercising the Option, subject to the terms and conditions of this Agreement, to acquire either the Class F Option Interest or the Class G Option Interest on the Option Closing Date. The "Option Closing Date" shall mean the date specified in the foregoing option exercise notice as the business day on which ML shall exercise the Option.

            (D) INSTRUMENT OF TRANSFER. On the Option Closing Date, upon receipt of the purchase price for the appropriate Option Interest, CCG shall deliver to ML the certificates representing the appropriate Option Interest together with a stock power executed by CCG transferring such Option Interest.

            (E) REORGANIZATIONS AND ACQUISITIONS. In the event of any stock split, stock dividend, reverse stock split, combination of shares, or other similar increase or decrease in the number of shares issued and outstanding affecting the Option Interest, then the number of shares subject to this Option and the exercise price shall be proportionally adjusted to account for any such increase or decrease. If the issuer of the Option Interest is involved in any transaction pursuant to which the holder of the Option Interest receives or becomes entitled to receive securities of a different issuer, then this Option shall apply to such other securities and shall continue in accordance with its terms, and upon exercise of the Option, ML shall be entitled to receive the securities he would have received had he held the Option Interest immediately prior to such transaction.

            (F) AGREEMENT TO DIVIDE AND LEGEND THE CERTIFICATES. CCG shall promptly cause the share certificates which represent the Option Interest to be reissued by the issuer in an amount of shares equal to the Option Interest. Thereafter CCG shall promptly place, or cause to be placed upon the certificates which represent the Option Interest the following legend:
      The shares represented by this Certificate are subject to that certain Option Agreement, dated as of November 22, 1999, from CCG Charitable Remainder Unitrust #1 to Mark E. Leyerle, which Agreement shall expire on November 22, 2009.

      2. SUBORDINATION OF THIS AGREEMENT TO EXISTING AGREEMENTS AND APPLICABLE LAWS. CCG's grant of the Option and the transfer of the Option Interest by CCG to ML, if any, shall be subject to all existing restrictions on transfers and requirements of securities laws and regulations. CCG's obligations under this Agreement, including CCG's grant of the Option and transfer of the Option Interest, if any, shall be subject to, and shall not require CCG to breach any covenant or representation contained in existing agreements or governing corporate documents applicable to Option Interest or the underlying securities ("Existing Agreements"). CCG shall have no obligation to perform any act or expend any money in order to facilitate the grant of the Option or the transfer of the Option Interest in contravention of, or to cause compliance with, any existing restrictions or transfers, requirements of securities laws and regulations, or Existing Agreements.

      3. NO ASSIGNMENT OR TRANSFER. This Agreement may not be Transferred by either party hereto by operation of law or otherwise, except that it may be transferred by ML upon his
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death by will, trust, or the laws of intestacy. "Transfer" shall mean to directly or indirectly, sell, assign, convey, donate, contribute, mortgage, pledge, grant a security interest in, or otherwise dispose or alienate. Any Transfer of this Agreement shall be void.

      4. FURTHER ASSURANCES. From time to time, upon request of the other party, each party hereto shall, without further consideration other than reimbursement for any reasonable and necessary costs and expenses, execute, deliver and acknowledge all such further documents, agreements, certificates and instruments and do such further acts (together with all such acts regarding such further documents, "Further Acts") as the other may reasonably request to more effectively evidence or effectuate the transactions contemplated by this Agreement.

      5. DISPUTE RESOLUTIONS. Rather than litigation, any dispute between the parties hereto may be submitted by either party to arbitration under the Commercial Arbitration Rules of the American Arbitration Association and the results of the arbitration shall be binding upon the parties. All reasonable costs and fees, if any, related to dispute resolution shall be borne by the non-prevailing party, and any such reasonable costs and fees previously paid by the prevailing party shall be reimbursed immediately after resolution by the non-prevailing party to the prevailing party.

      6. NOTICES. Except as otherwise provided herein, any and all notices, consents or other communications between the parties, in order to be effective, shall be in writing and shall be sent via personal delivery or by Federal Express or similar overnight service or by first class certified mail, return receipt requested to the following addresses, or any other addresses designated by notices delivered in accordance with this section.

                  If to CCG:
                  14450 T. C. Jester, Suite 170
                  Houston, Texas 77014
                  Fax: 281-893-2420

                  If to ML:
                  5306 Mahogany Creek Ct.
                  Spring, TX 77379
                  Fax: 281-376-4567

Such communications shall be deemed duly provided or received upon personal delivery, or three business days after being sent in accordance with this Section. Any party hereto may change its or his address for the purpose of this Section by giving notice to the other parties hereto in accordance herewith.

      7. APPLICATION OF TEXAS LAW. THIS AGREEMENT, AND THE APPLICATION AND INTERPRETATION HEREOF, SHALL BE GOVERNED EXCLUSIVELY BY ITS TERMS AND BY THE LAWS OF THE STATE OF TEXAS (EXCEPT CONFLICTS OF LAWS RULES).

      8. HEADINGS. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

       9. WAIVERS. No waiver of any right under this Agreement shall be effective unless evidenced in writing and executed by the person entitled to the benefits thereof. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent another act or omission, which would have originally constituted a violation, from having the effect of an original violation.

      10. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

      11. COMPLETE AGREEMENT. This instrument and the Termination Agreement of even date herewith contain the entire agreement of the parties concerning the subject matter hereof and supersede any other prior agreements or understandings, whether written or oral, between the parties concerning the subject matter hereof. This Agreement may not be changed except by written agreement duly executed by the parties hereto.

      12. MISCELLANEOUS. Terms defined in the singular include the plural and terms defined in the plural include the singular. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The pronouns used in this Agreement are in the masculine and neuter gender but shall be construed as masculine, feminine or neuter as occasion may require.

      IN WITNESS WHEREOF, the parties may execute this Agreement in multiple counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute but one in the same document.

                        CCG CHARITABLE REMAINDER UNITRUST #1


                        By: /S/ RICHARD L. DAVIS
                        Name:   Richard L. Davis
                        Title:  Trustee


                        /S/  MARK E. LEYERLE
                             Mark E. Leyerle